Exhibit 99.1

Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 3rd Quarter Earnings

Ocean City, New Jersey – October 27, 2015 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,669,000, or $0.27 per diluted share, for the quarter ended September 30, 2015, as compared to $1,580,000, or $0.25 per diluted share, for the quarter ended September 30, 2014. Net income for the nine months ended September 30, 2015 was $5,121,000, or $0.84 per diluted share, as compared to $4,700,000, or $0.73 per diluted share, for the same period in 2014.

Ocean Shore Holding Co. (the "Company") is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of eleven full-service banking offices in eastern New Jersey.

"Highlights for the current quarter include improvement in net income, growth in both loans and deposits, and the execution of various capital management strategies" said Steven E. Brady, President and CEO. “During the quarter we redeemed the final $7 million of our outstanding trust preferred securities. Taking this step reduces our annual interest expense, which will benefit our net interest margin.”

Balance Sheet Review

Total assets increased $42.7 million, or 4.2%, to $1,067.5 million at September 30, 2015 from $1,024.8 million at December 31, 2014. Loans receivable, net, increased $11.5 million, or 1.5%, to $785.5 million at September 30, 2015 from $774.0 million at December 31, 2014. Investments and mortgage-backed securities decreased $3.2 million, or 2.8%, to $108.2 million during the first nine months of 2015. Cash and cash equivalents increased $35.2 million, or 43.8%, to $115.5 million at September 30, 2015 from $80.3 million at December 31, 2014. Loan originations and other advances totaling $119.8 million were offset by payoffs and payments received of $108.3 million, resulting in an $11.5 million increase in the portfolio. The decrease in investments and mortgage-backed securities resulted from repayments, calls, sales and payoffs of $14.7 million offset by purchases of $10.5 million and valuation allowance adjustments of $1.0 million. The increase in cash and cash equivalents resulted from increased deposits offset by increased loans.

Deposits increased $44.9 million, or 5.7%, to $832.0 million at September 30, 2015 from $787.1 million at December 31, 2014. Checking accounts increased $15.2 million, savings accounts increased $2.8 million, municipal deposits increased $27.1 million and certificates of deposit decreased $232,000 at September 30, 2015 compared to December 31, 2014. Municipal deposits increased as a result of seasonal deposits. The Company redeemed the remaining $7.2 million of trust preferred borrowings in the third quarter of 2015. The Company repurchased a total of 16,400 shares of its common stock during the September 2015 quarter at an average price of $14.82 per share completing a previously announced repurchase plan.

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Asset Quality

The provision for loan losses totaled $165,000 for the third quarter of 2015 compared to $125,000 for the third quarter of 2014 and $178,000 for the second quarter of 2015. The provision for loan losses totaled $496,000 for the nine months ended September 30, 2014 compared to $263,000 for the nine months ended September 30, 2014. The allowance for loan losses totaled $3.1 million, or 0.40% of total loans, at September 30, 2015 compared to $3.8 million, or 0.49% of total loans, at December 31, 2014. The Company experienced $1.1 million in net charge-off activity for the nine months ended September 30, 2015 as compared to $433,000 in net charge-off activity for the nine months ended September 30, 2014.

Non-performing assets totaled $7.7 million, or 0.72% of total assets, at September 30, 2015, compared to $6.9 million, or 0.68% of total assets, at December 31, 2014. Non-performing assets at September 30, 2015 consisted of 18 residential mortgages totaling $2.8 million, 5 commercial mortgages totaling $1.6 million, 1 real estate construction mortgage totaling $144,000, 8 consumer equity loans totaling $568,000, 5 TDR non-accrual loans totaling $660,000 and 7 real estate owned properties totaling $1.9 million.

Income Statement Analysis

Net interest income increased $134,000, or 1.9%, to $7.1 million for the third quarter of 2015 compared to $7.0 million in the third quarter of 2014. Net interest margin increased 2 basis points in the quarter ended September 30, 2015 to 3.17% from 3.15% for the quarter ended September 30, 2014. On a linked-quarter basis, net interest margin increased 1 basis point from 3.16% in the second quarter of 2015. The increase in net interest income in the third quarter of 2015 compared to the third quarter of 2014 was the result of an increase in average interest-earning assets of $10.3 million, a decrease in the average cost of interest-bearing liabilities of 3 basis points to 0.90% and a decrease in average interest-bearing liabilities of $72.0 million offset by a decrease of 8 basis points in the average yield on interest-earning assets to 3.92%

Net interest income increased $436,000, or 2.1%, to $21.2 million for the first nine months of 2015 compared to $20.8 million in the same period in the prior year. Net interest margin increased 2 basis points for the nine months ended September 30, 2015 to 3.17% versus 3.15% for the nine months ended September 30, 2014. The increase in net interest income for the nine month period was the result of an increase in average interest-earning assets of $10.0 million, a decrease in the average cost of interest-bearing liabilities of 1 basis point to 0.92% and a decrease in average interest-bearing liabilities of $79.2 million offset by a decrease of 7 basis points in the average yield on interest-earning assets to 3.94%.

Other income increased $20,000 and $109,000 to $1.1 million and $3.3 million for the three and nine months ended September 30, 2015, respectively, compared to the same periods in 2014. The net increase in other income for the quarter ended September 30, 2015 resulted from increases in deposit account fees and other income of $103,000 offset by a lower gain on sale of investments due to lower sale activity in the period. The Company reported gains of approximately $3,000 and $86,000 for the quarters ended September 30, 2015 and 2014, respectively. The net increase in other income for the nine months ended September 30, 2015 resulted from increases in deposit account fees and debit card commissions of $205,000 offset by decreases in and cash surrender value of life insurance and other income of $13,000 and lower gain on sale of investments for the period. The Company reported gains of approximately $3,000 and $86,000 for the nine months ended September 30, 2015 and 2014, respectively.

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Other expenses increased $85,000, or 1.6%, to $5.5 million for the third quarter of 2015, compared to the third quarter of 2014. Other expenses decreased $77,000, or 0.5%, to $16.3 million for the nine months ended September 30, 2015 and 2014. The increase in other expense for the third quarter of 2015 compared to 2014 resulted from increases in FDIC insurance and REO expenses of $130,000 offset by decreases in salaries and benefits, occupancy and equipment, marketing expenses and other expenses of $45,000. For the nine month period, decreases in occupancy and equipment, REO expenses and other expenses of $175,000 were offset by increases in salaries and benefits, FDIC insurance and marketing expenses of $98,000. Results for the third quarter and nine months of 2015 and 2014 include expenses of $94,000 in 2015 and $54,000 in 2014 for premiums paid for the early redemption of junior subordinated debentures in connection with the concurrent redemption of trust preferred securities.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (Unaudited)

	September 30,	December 31,
	2015	2014	% Change
	(Dollars in thousands)
Total assets	$1,067,458	$1,024,754	4.2%
Cash and cash equivalents	115,514	80,307	43.8
Investment securities	108,151	111,317	(2.8)
Loans receivable, net	785,549	774,017	1.5
Deposits	832,010	787,078	5.7
FHLB advances	110,000	110,000	0.0
Subordinated debt	—	7,217	N/M
Stockholder’s equity	110,701	105,811	4.6
N/M – not measurable

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SELECTED OPERATING DATA (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
	(In thousands, except per share amounts)

Interest and dividend income	$8,777	$8,855	(0.9)	$26,328	$26,520	(0.7)
Interest expense	1,685	1,897	(11.2)	5,088	5,716	(11.0)
Net interest income	7,092	6,958	1.9	21,240	20,804	2.1

Provision for loan losses	165	125	32.2	496	263	89.0

Net interest income after provision for loan losses	6,927	6,833	1.4	20,744	20,541	1.0

Other income	1,122	1,102	1.8	3,304	3,195	3.4
Other expense	5,536	5,451	1.6	16,350	16,427	(0.5)

Income before taxes	2,513	2,484	1.2	7,698	7,309	5.3
Provision for income taxes	844	904	(6.6)	2,577	2,609	(1.2)

Net Income	$1,669	$1,580	5.6	$5,121	$4,700	9.0

Earnings per share basic	$0.28	$0.25		$0.86	$0.74
Earnings per share diluted	$0.27	$0.25		$0.84	$0.73

Average shares outstanding basic	6,043,604	6,226,913		5,983,355	6,333,123
Average shares outstanding diluted	6,145,136	6,361,856		6,088,627	6,469,457

	Three Months Ended September 30, 2015		Three Months Ended September 30, 2014
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$780,769	4.18%	$769,054	4.29%
Investment securities	114,243	2.13%	115,706	2.11%
Total interest-earning assets	895,012	3.92%	884,760	4.00%

Interest-bearing deposits	$632,199	0.41%	$699,136	0.36%
Total borrowings	114,393	3.65%	119,435	4.26%
Total interest-bearing liabilities	746,592	0.90%	818,571	0.93%

Interest rate spread		3.02%		3.08%
Net interest margin		3.17%		3.15%

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	Nine Months Ended September 30, 2015		Nine Months Ended September 30, 2014
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$777,226	4.21%	$760,610	4.31%
Investment securities	114,748	2.10%	121,369	2.14%
Total interest-earning assets	891,974	3.94%	881,979	4.01%

Interest-bearing deposits	$619,869	0.40%	$695,283	0.36%
Total borrowings	116,265	3.69%	120,015	4.24%
Total interest-bearing liabilities	736,134	0.92%	815,298	0.93%

Interest rate spread		3.02%		3.07%
Net interest margin		3.17%		3.15%

ASSET QUALITY DATA (Unaudited)

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,760	$4,199
Provision for loan losses	496	462

Charge-offs	(1,140)	(977)
Recoveries	–	76
Net charge-offs	(1,140)	(901)

Allowance at end of period	$3,116	$3,760
Allowance for loan losses as a percent of total loans	0.40%	0.49%
Allowance for loan losses as a percent of nonperforming loans	54.2%	60.0%

	September 30, 2015	December 31, 2014
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$2,798	$3,626
Real estate mortgage - commercial	1,580	803
Real estate mortgage - construction	144	143
Commercial business loans	—	501
Consumer loans	568	502
Total	5,090	5,575
Trouble debt restructurings - nonaccrual	660	694
Total nonaccrual loans	5,750	6,269
Real estate owned	1,904	650
Total nonperforming assets	$7,654	$6,919
Nonperforming loans as a percent of total loans	0.73%	0.81%
Nonperforming assets as a percent of total assets	0.72%	0.68%

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SELECTED FINANCIAL RATIOS (Unaudited)

	Nine Months Ended September 30,
	2015	2014
Selected Performance Ratios:
Return on average assets (1)	0.65%	0.61%
Return on average equity (1)	6.34%	5.84%
Interest rate spread (1)	3.01%	3.07%
Net interest margin (1)	3.17%	3.15%
Efficiency ratio	66.61%	68.45%
(1)	Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q3 2015	Q2 2015	Q1 2015	Q4 2014	Q3 2014
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$7,092	$7,056	$7,092	$6,997	$6,958
Provision for loan losses	165	178	153	200	125
Net interest income after provision for loan losses	6,927	6,878	6,939	6,797	6,833
Other income	1,122	1,133	1,049	1,052	1,102
Other expense	5,536	5,373	5,442	5,337	5,451
Income before taxes	2,513	2,638	2,546	2,512	2,484
Provision for income taxes	844	899	833	914	904
Net income	$1,669	$1,739	$1,713	$1,598	$1,580

Share Data:
Earnings per share basic	$0.28	$0.29	$0.29	$0.26	$0.25
Earnings per share diluted	$0.27	$0.29	$0.28	$0.26	$0.25
Average shares outstanding basic	6,043,604	5,920,475	5,985,347	6,068,184	6,226,913
Average shares outstanding diluted	6,145,136	6,036,007	6,095,177	6,178,602	6,361,856
Total shares outstanding	6,403,191	6,257,899	6,251,912	6,393,344	6,469,943

Balance Sheet Data:
Total assets	$1,067,458	$1,019,031	$1,029,809	$1,024,754	$1,040,029
Investment securities	108,151	115,564	114,830	111,317	114,927
Loans receivable, net	785,549	780,789	770,261	774,017	773,796
Deposits	832,010	779,859	792,891	787,078	804,552
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	—	7,217	7,217	7,217	7,217
Stockholders’ equity	110,701	106,883	105,643	105,811	105,149

Asset Quality:
Non-performing assets	$7,654	$7,579	$7,027	$6,919	$7,887
Non-performing loans to total loans	0.73%	0.82%	0.83%	0.81%	0.97%
Non-performing assets to total assets	0.72%	0.74%	0.68%	0.68%	0.76%
Allowance for loan losses	$3,116	$3,392	$3,384	$3,760	$4,029
Allowance for loan losses to total loans	0.40%	0.43%	0.44%	0.49%	0.52%
Allowance for loan losses to non-performing loans	54.2%	53.1%	52.7%	60.0%	53.7%

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